Exhibit 99.1

5321 Corporate Boulevard

Baton Rouge, LA 70808

Lamar Advertising Company Announces

Issuance of $500 Million of 5 7/8% Senior Subordinated Notes due 2022

Baton Rouge, LA — February 9, 2012 — Lamar Advertising Company (Nasdaq: LAMR), a leading owner and operator of outdoor advertising and logo sign displays, announced today that its wholly owned subsidiary, Lamar Media Corp., has closed its private placement of $500 million in aggregate principal amount of its 5 7/8% Senior Subordinated Notes due 2022. The proceeds of this offering to Lamar Media, after the payment of fees and expenses, were approximately $489 million.

The notes have not been and will not be registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States or to U.S. persons absent registration under the Securities Act or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

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This press release is for informational purposes only and is not an offer to buy, or the solicitation of an offer to sell, securities.

Contact:

Lamar Media Corp.

Keith Istre

Chief Financial Officer

(225) 926-1000

KI@lamar.com